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                            [ALDERWOODS GROUP LOGO]

MEDIA RELEASE                                                           EX. 99.1

                              FOR IMMEDIATE RELEASE

                ALDERWOODS GROUP RECEIVES DECISION ON NAFTA CLAIM

CINCINNATI - June 27, 2003 - Alderwoods Group, Inc. (NASDAQ:AWGI) today announced receiving the decision handed down by the NAFTA Arbitration Tribunal in the matter of The Loewen Group, Inc. and Raymond Loewen versus the United States of America. The decision has been determined in favor of the United States of America and was handed down by the Tribunal last night. While the Alderwoods Group is disappointed by the Tribunal's ruling, the decision clearly recognizes that the predecessor company, The Loewen Group, was denied justice in the courts of Mississippi.

Historically, the Company did not believe that it was possible to predict the final outcome of these proceedings or to establish a reasonable estimate of damages, if any. Therefore this decision will have no financial impact on the Alderwoods Group.

In October of 1998, The Loewen Group, Inc. and Raymond L. Loewen filed a claim against the United States government for damages under the arbitration provisions of NAFTA. The claimants contended that they were damaged as a result of breaches by the United States of its obligations under NAFTA in connection with certain litigation in the State of Mississippi entitled O'Keefe vs. The Loewen Group Inc.

COMPANY OVERVIEW

Launched on January 2, 2002, the Company is the second largest operator of funeral homes and cemeteries in North America. As of March 22, 2003, the Company operated 798 funeral homes, 185 cemeteries and 62 combination funeral home and cemetery locations in the United States, Canada and the United Kingdom. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, it operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

SAFE HARBOR

Certain statements contained in this media release, including, but not limited to, information regarding the status and progress of the Company's operating activities, the plans and objectives of the Company's management, assumptions regarding its performance and plans and the financial guidance it has provided, are forward looking in nature. Actual results may differ materially from those stated because of the following factors: The uncertainty of future revenue


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and revenue growth; the Company's leverage and ability to service debt; the outcome of pending legal and tax claims; the Company's ability to attract, train and retain an adequate number of sales people; fluctuations in the economy; changes to federal, state and local laws, regulations affecting revenues from trust funds, future tax rates, the volume and timing of pre-need sales of funeral and cemetery services and products, environmental matters and various other aspects of the funeral service industry; as well as variances in death rates and the use of cremation, and other factors which are referred to in the Company's periodic reports filed with the SEC.

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CONTACT: Tamara Malone
         Manager, Media and Investor Relations
         Alderwoods Group, Inc.
         Tel:     416.498.2778
         Fax:     416.498.2449
         Email: tamara.malone@alderwoods.com
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